TRINITY ENERGY RESOURCES, INC.

                                    AGREEMENT

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This  Agreement,  made  and entered into and becoming effective this ____ day of
December 1999, by and between Trinity Energy Resources, Inc., with offices located at 11757 Katy Freeway, Suite 1430, Houston, Texas, USA, hereinafter referred to as "Assignor", and Cliveden Petroleum Co. Ltd. (Cliveden), with offices located at 17 XXXI Decembre, Geneva 1207, Switzerland, hereinafter referred to as "Assignee", sets for the terms and conditions under which the Assignors have agreed to transfer and convey to Assignee all interest in and to the rights held by the Assignor under the Convention established between the Assignors and the Republic of Chad, as provided in Exhibit 'A' (the
"Convention"). This Convention allows for exploration and development in an approximate 108 million acre concession, confined by three work areas in the northern, west-central and southern regions of the Republic of Chad, as provided in Exhibit "B". All references to monetary exchanges in this Agreement relate to the currency of the United States of America.

                                   WITNESSETH

                                       I.

Assignor represents that pursuant to said Convention and the Permit "H" issued thereunder, Assignor retains rights to a minimum of seventy percent (70%) of the working interest in said Convention, up to a maximum of one hundred percent (100%) working interest, dependent upon the Government of the Republic of Chad's acceptance or rejection of the royalty provisions in that certain agreement dated November 15, 1998 between Carlton Energy Group ("Carlton"), Oriental Energy Resources, Limited "(Oriental") and Assignor. In any event, regardless of the working interest percentage, Assignor is currently designated as Operator of the Convention.

                                       II.

                         ASSIGNMENT OF WORKING INTEREST

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor agrees to assign, and does hereby transfer and assign to Assignee, or its nominee, subject to any requisite approval of the Minister of Mines and Energy of the Republic of Chad, all of its rights and interest in and to the Convention, including the right of Assignor to be designated as Operator of the convention (the "Assignment"); subject, however, to the reservation and retention by Assignor of a working interest after Payout (as hereinafter defined) equal to five percent (5%) of the total working interest or any other interest then held and retained by Assignee, including cash or property received by Assignee following recovery of all direct costs heretofore or hereafter incurred by Assignee. Assignor shall assign to Assignee


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all  data, technical information, maps, know-how, rights, contracts, claims, and other assets and property, tangible or intangible, of Assignor or under its possession or control related to, used or useful in connection with the Convention. "Payout" shall mean the recovery from sales of production, net of royalties, all severance taxes, production taxes, and similar burdens, and all costs heretofore or hereafter incurred by Assignee, including third-party costs, with respect to the Convention and production therefrom.

                                      III.

                             PERFORMANCE OBLIGATIONS

In  consideration  of  the  Assignment,  Assignee  agrees  to  the  following:

     - Assignee shall assume and pay or arrange for payment and fulfillment of all obligations of Assignor under the Convention, including without limitation (i) an acreage rental payment in the approximate amount of four hundred forty thousand dollars ($440,000) due January 1, 2000, and annually thereafter, (ii) infrastructure development in the Republic of Chad ("Chad") requiring a five hundred thousand dollar ($500,000) commitment due on or before June 30, 2000, and (iii) training of Chadian officials, gathering, processing, and interpreting geological and geophysical data, reporting requirements and the drilling of exploratory wells, all at an estimated cost in excess o twenty-six million dollars ($26,000,000) over the initial five (5) year exploration period of the Convention.

     - Assignee shall accept this Assignment subject to, but without recourse to Assignee for, all costs incurred by Assignor to date in the workup and presentation of the project, including past acreage rental payments, startup and continuing operations of the Chad Office of Assignor, currently located in N'Djamena, Chad (the "Chad Office"), all properly attributed costs associated with Assignor's home office efforts in the forwarding of concession assets, and other such costs which relate to the protection of the concession, which the parties agree is in the aggregate amount of one million five hundred thousand dollars ($1,500,000) (the "Assignor Costs"). The Assignor Costs shall be paid and reimbursed to Assignor only out of net proceeds and receipts by Assignee or to its interest from development, assignment, farmout, or other exploitation of the Convention ("Assignee Proceeds") in pari passu with recovery by Assignee of its direct expenses and costs incurred in connection with the Convention, including amounts paid with respect to the Oriental Obligation hereinafter described ("Assignee Costs"). Assignee shall, no less frequently than annually, provide Assignor with an accounting and report of the Assignee Costs and any Assignee Proceeds.


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     -    Assignee agrees to the immediate conversion of the previously provided amount of three hundred and fifty thousand dollars ($350,000), together with accrued interest thereon, as more fully described in the Agreement between the parties dated May 5, 1999, into shares of preferred stock of Assignor which bears a preferred, cumulative dividend and liquidation preference, price per share, conversion rate, mandatory redemption and other terms no less favorable than the most favorable terms now or heretofore offered by Assignor. Assignor will be relieved of any and all obligations associated with the loan by Assignee to Assignor in the amount of three hundred and fifty dollars ($350,000), pursuant to that certain agreement between Assignor and Assignee dated May 5, 1999, and Assignee shall release all collateral securing its loan.

     - Assignee assumes all liability associated with outstanding and unresolved claims against Assignor made by Oriental related to the "Sunk Costs" as defined in the agreement amount Oriental, Carlton, and Assignor dated November 15, 1998, up to a maximum of two million dollars ($2,000,000) (the Oriental Obligation"), conditioned upon Oriental's production of all appropriate documentation and substantiation of expenses acceptable to Assignee. As a condition to such assumption of liability by Assignee, Assignor agrees to continue its legal efforts to recover three hundred and forty thousand dollars ($340,000) previously provided to Alhaji Indimi intended for payment of the Chad surface rental in 1999. Should Assignor be successful in recovering any or all of the said funds, such recovery will be retained by Assignor and credited against the Oriental Obligation.

     - Assignee agrees to reimburse Assignor for immediate future billings anticipated as a result of seismic and geologic data copying underway at Exxon headquarters, as provided in the relinquishment of data per demand of the Republic of Chad. The invoiced costs associated with this data reproduction and transfer activities is fifty thousand dollars ($50,000), due and payable upon receipt of said data. All such information and data shall be promptly assigned and delivered to Assignee. Assignor may, at its option and expense, make a copy of the tapes, support information, logs, core studies, and all such information transferred by Exxon to Assignor for the benefit of Assignor.

     - Effective as of the date hereof, Assignee agrees to assume all costs associated with ongoing operations of the Chad Office previously established by Assignor. Current minimum staffing and support services amount to approximately twenty-six thousand dollars ($26,000) per month. Details related to wire transfer advice and timing of payments will be made available by Assignor upon execution of this Agreement.

Assignor shall indemnify and hold Assignee harmless from and with respect to any liabilities, obligations or claims, by or through Assignor, other than the liabilities, obligations, and claims expressly assumed by Assignee or to be paid to Assignor pursuant to this Agreement.


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                                       IV.

                                   CONDITIONS


     - The government of Chad shall have approved the Assignment, if required by the Convention.

     - Assignor shall have made arrangements with Carlton to be discharged from the obligation to pay a five hundred thousand dollar ($500,000) success fee to Carlton related to the acquisition of the Convention by Assignor.

                                       V.

                                   OPERATIONS

Prior to commencement of operations on the acreage covered by the Concession, Assignor, Assignee, Carlton, and Oriental will make all reasonable efforts to execute a Joint Operating Agreement (JOA) among parties with Assignee as Operator. Until such time as a comprehensive JOA has been signed by all parties, an Operating Committee shall be established by Assignee with at least one (1) representative from Assignor that shall meet on a monthly basis to establish concession strategies for dealing with obligations of the Convention.

                                       VI.

                                 APPLICABLE LAW

This Agreement is made subject to and shall be governed by and enforced in accordance with the laws of the State of Texas and applicable federal laws of the United States. This Agreement is fully enforceable in Harris County, Texas.

                                      VII.

                             SUCCESSORS AND ASSIGNS

The terms of this Agreement shall inure to the benefit of, and be binding upon the parties hereto, their successors, assigns, and legal representatives.


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                                      VIII.

                               PREVIOUS AGREEMENTS

It is agreed that the terms of this Agreement are final and supercede any previous agreement between the parties. No other representations made by and between the parties respecting the subject matter hereof are contained in this Agreement. However, the parties agree to execute such other instruments which may be necessary to carry out or make effective the terms and conditions of this Agreement.

                                       IX.

                              TERM OF THE AGREEMENT

This Agreement shall remain in full force and effect so long as the Convention is in effect, whether by virtue of the exploration phase of the Convention or in the development or production phase of the Convention.

                                       X.

                                     NOTICES

Notices required by this Agreement shall be written and delivered by certified U.S. Mail, other typical couriers, or by telegram to the parties at the addresses set forth on page one of this Agreement, or at such address as the parties subsequently designate in writing. Such notice shall be effective when received either by the addressee, by a duly noted representative of the addressee, or if no one is so appointed, then when corporate receipt is verified by typical delivery services.

In addition to any other notice permitted or required to be given pursuant to this Agreement, Assignee shall give at least ninety (90) days prior notice to Assignor in the event that Assignee shall determine to abandon or relinquish its interest in the Convention or withdraw as a member of participant in the Convention, and Assignor shall have opportunity during such period to make an offer or proposal to Assignee for acquisition of such interest prior to any such withdrawal, abandonment or relinquishment; provided that (i) Assignee shall not have any notice obligation hereunder with respect to any contemplated assignment or other disposition of its interest for value or in connection with any commercial transaction, (ii) Assignee shall have no obligation to accept any proposal by Assignor, and (iii) this provision does not entitle Assignor to a right of first refusal or other preemptive right with respect to any interest of Assignee in the Convention. This provision is personal between Assignor and Assignee, is not binding upon the assigns of Assignee, and does not run with or otherwise burden the interest of Assignee in the Convention.


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                                       XI.

                                   ARBITRATION

All claims, disputes or controversies arising out of, or in relation to the interpretation, application or enforcement of this Agreement shall be decided by resort of either party to arbitration in accordance with the Rules of the American Arbitration Association. The arbitration shall be held in Harris County, Texas. The proceedings will be held by a panel of three (3) arbitrators, with each party having the right to select one (1) arbitrator and with the third arbitrator being selected by the two (2) arbitrators appointed by the parties. The decision of the panel shall be final, binding and enforceable in any court of competent jurisdiction. The arbitration panel may award attorney's fees, costs and expenses to the prevailing party.

                                      XII.

                           AMENDMENTS TO BE IN WRITING

No amendments or changes to this Agreement shall be valid unless in writing and signed by both parties.

                                      XIII.

                           ENFORCEABILITY OF AGREEMENT

Should a court of competent jurisdiction or an arbitration panel hold any provision of this Agreement to be unenforceable, invalid or illegal, then the Agreement shall be interpreted, construed and enforced as if such unenforceable, invalid or illegal provision were not contained herein.


Accepted  and  Agreed  by:

Trinity  Energy  Resources,  Inc.            Cliveden  Petroleum  Co.  Ltd.


     (SIGNED)                                   (SIGNED)
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T.  C.  O'Dell                               Paul  E.  Vickery
Chief  Executive  Officer                    President


Attest:


     (SIGNED)
-------------------------------------
John  W.  Mahoney,  Secretary


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